UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2015

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3555 Veterans Memorial Highway, Suite C, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2015, Lakeland Industries, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreements”) with each of Teri W. Hunt, the Company’s Senior Vice President-Finance and Acting Chief Financial Officer, and Charles D. Roberson, the Company’s Senior Vice President-Europe, Chief of R&D. The Employment Agreements are for a term of three (3) years commencing on July 31, 2015 through July 31, 2018 (the “Term”), subject to early termination as provided therein.

The Employment Agreements provide for a base salary of $215,000 per year. Ms. Hunt and Mr. Roberson are also eligible to be awarded an annual incentive bonus of between 80% and 120% of their target bonus amount of $35,000, subject to adjustment by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) based upon the Company’s achievement of certain earnings per share targets established by the Compensation Committee. Payment of the annual bonus, if any, will be made in accordance with the Company’s normal payroll procedures, but no later than June 18th following the year for which the annual bonus was earned. The annual bonus will be calculated each May during the Term.

Under the Employment Agreements, if the Company terminates Ms. Hunt’s or Mr. Roberson’s employment without Cause or she or he resigns for Good Reason, in either such case, within 24 months after a Change in Control (as such terms are defined in the Employment Agreements), the Company (subject to certain restrictions) shall pay Ms. Hunt or Mr. Roberson, as applicable, (i) all accrued obligations of the Company through the date of termination, (ii) twenty four (24) months of the then current base salary, and (iii) two (2) times the target bonus amount then in effect.

In the event the Company terminates Ms. Hunt’s or Mr. Roberson’s employment without Cause or she or he resigns for Good Reason, in either such case, other than in connection with a Change in Control, the Company (subject to certain restrictions) shall pay Ms. Hunt or Mr. Roberson, as applicable, (i) all accrued obligations of the Company through the date of termination, (ii) twelve (12) months of the then current base salary, and (iii) a pro rata portion of the annual bonus, if any, for the year of termination up to and including the date of termination. If Ms. Hunt or Mr. Roberson is terminated for Cause, she or he will be entitled to receive the base salary through the date of termination and any awarded but unpaid bonus. If Ms. Hunt’s or Mr. Roberson’s employment is terminated as a result of her or his death or “total disability” (as defined in the Employment Agreements), either they or their respective beneficiary or estate, as the case may be, will be entitled to receive the then current base salary through the date of termination, the pro rata portion of any annual bonus for the year of termination up to the date of termination, and any accrued obligations of the Company.

Also under the Employment Agreements, Ms. Hunt and Mr. Roberson are subject to non-competition and non-solicitation restrictions during the Term and for a period of one year thereafter.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreements with Ms. Hunt and Mr. Roberson, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated August 26, 2015, between Lakeland Industries, Inc. and Teri W. Hunt.

10.2	Employment Agreement, dated August 26, 2015, between Lakeland Industries, Inc. and Charles D. Roberson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ Christopher J. Ryan
Christopher J. Ryan
Chief Executive Officer & President

Date: August 31, 2015

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Employment Agreement, dated August 26, 2015, between Lakeland Industries, Inc. and Teri W. Hunt.

10.2	Employment Agreement, dated August 26, 2015, between Lakeland Industries, Inc. and Charles D. Roberson.